EXHIBIT 99.1

MicroVision Announces Fourth Quarter and Full Year 2018 Results

REDMOND, Wash., March 05, 2019 (GLOBE NEWSWIRE) -- MicroVision, Inc. (NASDAQ:MVIS), a leader in innovative ultra-miniature projection display and sensing technology, today announced results for the quarter and full year ended December 31, 2018.

Revenue for the fourth quarter of 2018 was $1.8 million, compared to $2.3 million for the fourth quarter of 2017. MicroVision's net loss for the fourth quarter of 2018 was $11.9 million, or $0.13 per share, compared to a net loss of $8.1 million, or $0.10 per share for the fourth quarter of 2017.

Revenue for full year 2018 was $17.6 million, compared to $9.6 million for full year 2017. MicroVision's net loss for full year 2018 was $27.3 million, or $0.31 per share, compared to a net loss of $25.5 million, or $0.35 per share for full year 2017.

“We made tremendous progress in 2018 and are very excited by the sales opportunities we have for 2019,” said Perry Mulligan, MicroVision’s Chief Executive Officer.  “By advancing our core technology, products, company culture and our ability to execute we have positioned the company to deliver our technology and solutions to multiple OEMs in 2019.”

The company has implemented Revenue Standard ASC 606 for the year beginning January 1, 2018. The Company transitioned to the new standard using the full retrospective approach, and per the standard, historical periods have been adjusted as if the new standard was in place for historical periods.

Financial Results Conference Call

The company will host a conference call today to discuss its fourth quarter and full year 2018 results and current business operations at 5:00 p.m. ET/2:00 p.m. PT. Interested parties can listen to the company's conference call which will start at 2:00 p.m. Pacific Time on Tuesday, March 5, 2019 by accessing the Investor Relations section of MicroVision’s web site on the Investor Relations Events Calendar page at http://phx.corporate-ir.net/phoenix.zhtml?c=114723&p=irol-calendar or dialing 1-877-883-0383 (for U.S. participants) or 1-412-902-6506 (for participants outside of the U.S.) ten minutes prior to the start of the call using pass code number 4343681.  The conference call will be available for rebroadcast from the Investor Relations section of MicroVision’s web site on the Investor Relations Events Calendar page.

About MicroVision

MicroVision is the creator of PicoP® scanning technology, an ultra-miniature sensing and projection solution based on the laser beam scanning methodology pioneered by the company. MicroVision’s platform approach for this sensing and display solution means that its technology can be adapted to a wide array of applications and form factors. We combine our hardware, software, and algorithms to unlock value for our customers by providing them a differentiated advanced solution for a rapidly evolving, always-on world.

Extensive research has led MicroVision to become an independently recognized leader in the development of intellectual property. MicroVision’s IP portfolio has been recognized by the Patent Board as a top 50 IP portfolio among global industrial companies and has been included in the Ocean Tomo 300 Patent Index. The company is based in Redmond, Washington.

MicroVision and PicoP are trademarks of MicroVision, Inc. in the United States and other countries. All other trademarks are the properties of their respective owners.

Forward-Looking Statements

Certain statements contained in this release, including those relating to advancing technology products and solutions, opportunities to bring products to market, shipping plans for products, future product and technology development and sales, enabling advanced solutions and other products and those containing words such as “positioned”  are forward-looking statements that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those projected in the company's forward-looking statements include the following: our ability to raise additional capital when needed; products incorporating our PicoP display engine may not achieve market acceptance, commercial partners may not perform under agreements as anticipated, we may be unsuccessful in identifying parties interested in paying any amounts or amounts we deem desirable for the purchase or license of IP assets, our or our customers failure to perform under open purchase orders; our financial and technical resources relative to those of our competitors; our ability to keep up with rapid technological change; government regulation of our technologies; our ability to enforce our intellectual property rights and protect our proprietary technologies; the ability to obtain additional contract awards; the timing of commercial product launches and delays in product development; the ability to achieve key technical milestones in key products; dependence on third parties to develop, manufacture, sell and market our products; potential product liability claims; and other risk factors identified from time to time in the company's SEC reports, including the company's Annual Report on Form 10-K filed with the SEC. Except as expressly required by federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changes in circumstances or any other reason.

MicroVision, Inc.
Balance Sheet
(In thousands)
(Unaudited)
	December 31,	December 31,
	2018	2017

Assets
Current Assets
Cash and cash equivalents	$13,766	$16,966
Accounts receivable, net	476	15
Costs and estimated earnings in excess of billings on uncompleted contracts	987	680
Inventory	1,109	4,541
Other current assets	1,311	1,015
Total current assets	17,649	23,217

Property and equipment, net	2,993	3,251
Restricted cash	435	435
Intangible assets, net	486	602
Other assets	1,470	2,262
Total assets	$23,033	$29,767

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable	$2,411	$3,063
Accrued liabilities	5,602	5,864
Billings on uncompleted contracts in excess of related costs	-	5
Other current liabilities	10,154	10,142
Current portion of capital lease obligations	21	-
Total current liabilities	18,188	19,074

Capital lease obligations, net of current portion	33	-
Deferred rent, net of current portion	695	302
Other long-term liabilities	-	305
Total liabilities	18,916	19,681

Commitments and contingencies

Shareholders' Equity
Common stock at par value	100	79
Additional paid-in capital	550,133	528,873
Accumulated deficit	(546,116)	(518,866)
Total shareholders' equity	4,117	10,086
Total liabilities and shareholders' equity	$23,033	$29,767

MicroVision, Inc.
Statement of Operations
(In thousands, except earnings per share data)
(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2018	2017	2018	2017

Product revenue	$-	$2	$-	$2,300
License and royalty revenue	-	70	10,011	350
Contract revenue	1,833	2,230	7,596	6,984
Total revenue	1,833	2,302	17,607	9,634

Cost of product revenue	3,470	787	5,468	4,359
Cost of contract revenue	969	1,763	5,170	5,503
Total cost of revenue	4,439	2,550	10,638	9,862

Gross margin	(2,606)	(248)	6,969	(228)

Research and development expense	6,761	4,679	24,666	15,096
Sales, marketing, general and administrative expense	2,570	3,189	9,523	10,156
Total operating expenses	9,331	7,868	34,189	25,252

Income (loss) from operations	(11,937)	(8,116)	(27,220)	(25,480)

Other income (expense), net	(11)	(3)	(30)	(6)

Net income (loss)	$(11,948)	$(8,119)	$(27,250)	$(25,486)

Net income (loss) per share - basic and diluted	$(0.13)	$(0.10)	$(0.31)	$(0.35)

Weighted-average shares outstanding - basic and diluted	94,682	78,596	86,983	72,786

Investor Relations Contact:

David H. Allen
Darrow Associates, Inc.
408.427.4463
dallen@darrowir.com